Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FOURTH QUARTER AND FISCAL 2021 RESULTS

NEW YORK, N.Y., August 19, 2021 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fourth quarter and fiscal year ended June 30, 2021.

The fiscal 2021 fourth quarter was highlighted by the New York Knicks’ (“Knicks”) return to the NBA playoffs. In mid-May, New York State eased capacity restrictions, enabling the team to welcome what was, at that time, the largest indoor crowds to gather in New York State since the start of the pandemic for its three home playoff games at Madison Square Garden Arena (“The Garden”).

Prior to the playoffs, both the Knicks and New York Rangers (“Rangers”) concluded their 2020-21 regular seasons during the fiscal 2021 fourth quarter with home games at The Garden restricted to 10% capacity. The Knicks and Rangers played 13 and 11 regular season home games in the quarter, respectively, with limited attendance, as compared to no games for either team in the prior year period due to the suspensions of the 2019-20 NBA and NHL seasons in mid-March 2020.

Results for the fiscal year ended June 30, 2021 reflect the impact of the COVID-19 pandemic, including government-mandated assembly restrictions at The Garden and the shortened 2020-21 NBA and NHL regular seasons. For fiscal 2021, the Company generated $415.7 million in revenues as compared to $603.3 million in revenues in the prior year. In addition, the Company had an operating loss of $78.4 million and an adjusted operating loss of $12.5 million, compared to an operating loss of $93.9 million and an adjusted operating loss of $27.5 million in the prior year.(1)

For the fiscal 2021 fourth quarter, the Company reported revenues of $146.9 million, as compared to negative revenues of $7.0 million in the prior year quarter. In addition, the Company had an operating loss of $20.8 million and adjusted operating loss of $5.8 million in the fiscal 2021 fourth quarter, compared to an operating loss of $44.9 million and an adjusted operating loss of $33.6 million in the prior year quarter.

Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said: “Despite a challenging year, we had a tremendous response from Knicks’ and Rangers’ fans last season, including sell-out games and robust local ratings. For 2021-22, we look forward to building on this enthusiasm as we prepare for capacity crowds and full 82-game seasons. We have already seen robust season ticket renewals, along with strong momentum on the marketing partnership front – both clear reminders of the role sports plays in bringing people together – and we remain confident in our ability to drive long-term value for our shareholders.”

Results from Operations

Results for the quarter and year ended June 30, 2021 and 2020 are as follows:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2021	2020	$	%	2021	2020	$	%
Revenues	$146.9	$(7.0)	$153.9	NM	$415.7	$603.3	$(187.6)	(31)%
Operating loss (1)	$(20.8)	$(44.9)	$24.2	54%	$(78.4)	$(93.9)	$15.4	16%
Adjusted operating loss (2)	$(5.8)	$(33.6)	$27.8	83%	$(12.5)	$(27.5)	$14.9	54%

Note: Does not foot due to rounding

(1)

For the three and twelve months ended June 30, 2020, the reported financial results of the Company through April 17, 2020 reflect the results of the MSG Entertainment business segment and the sports booking business, previously owned and operated by the Company through its MSG Sports business segment, as discontinued operations. In addition, results from continuing operations for the same period include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company after the spin-off date (April 18, 2020 through June 30, 2020) and for the three and twelve months ended June 30, 2021 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

(2)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations

For the fiscal 2021 fourth quarter, the Company reported revenues of $146.9 million as compared to negative revenues of $7.0 million in the prior year period. The overall increase in revenue was primarily driven by higher league distributions, local media rights fees from MSG Networks, sponsorship and signage revenues, playoff-related revenues and regular season ticket-related revenues.

League distributions increased $82.8 million and local media rights fees from MSG Networks increased $29.3 million, both as compared to the prior year quarter, primarily due to the impact of the suspended 2019-20 regular seasons in the prior year period and the timing of the 2020-21 NBA and NHL regular seasons in the current year period. The increase in league distributions was also due to the recognition of a $21.0 million NHL expansion fee in the current period. In addition, local media rights fees were negatively impacted in the current year quarter by the reduced 2020-21 NBA and NHL regular season schedules.

Sponsorship and signage revenues increased $16.7 million and regular season ticket-related revenues increased $10.4 million, both as compared to the prior year quarter, primarily due to the impact of regular season home games played with limited attendance in the current year quarter as compared to no games played in the prior year period. Playoff-related revenues were $15.2 million in the current year quarter, which reflects the impact of the Knicks’ three first round playoff home games.

For the fiscal 2021 fourth quarter, direct operating expenses were $98.9 million as compared to a $17.6 million credit recorded in the prior year period, primarily due to the impact of the suspended 2019-20 regular seasons in the prior year period and the timing of the shortened 2020-21 NBA and NHL regular seasons in the current year period. Team personnel compensation increased $46.7 million, while net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax were a $15.3 million credit in the current year quarter as compared to a $42.7 million credit in the prior year period. Other team operating expenses increased $16.9 million as compared with the prior year quarter. Direct operating expenses for the fiscal 2021 fourth quarter also included $12.9 million of operating lease costs, including deferred operating lease costs, under the Arena License Agreements with MSG Entertainment and $9.8 million of playoff related expenses. In addition, net provisions for certain team personnel transactions increased $6.4 million as compared to the prior year period.

For the fiscal 2021 fourth quarter, selling, general and administrative expenses were $68.0 million, an increase of 27%, or $14.6 million, as compared to the prior year period primarily due to higher teams-related compensation and benefits, including severance related to team executives, playoff-related expenses and fees related to the Company’s Sponsorship Sales and Service Representation Agreements with MSG Entertainment. The overall increase in expenses was partially offset by lower corporate overhead costs, which in the prior year period included certain corporate expenses that the Company has not incurred since the spin-off of MSG Entertainment and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations (see note 1 on previous page).

Fiscal 2021 fourth quarter operating loss of $20.8 million improved 54%, or $24.2 million, and adjusted operating loss of $5.8 million improved 83%, or $27.8 million, both as compared with the prior year period. This primarily reflects the overall increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses.

Other Matters

As of June 30, 2021, the Company had $309.9 million of liquidity, comprised of the following components:

•	$64.9 million of cash and cash equivalents;

•	$55 million in borrowing capacity under the Knicks senior secured revolving credit facility;

•	$115 million in borrowing capacity under the Rangers senior secured revolving credit facility; and

•	$75 million available under the Knicks Holdings unsecured revolving credit facility.

As of June 30, 2021, total debt outstanding was $385 million, comprised of $355 million under the Company’s Knicks and Rangers senior secured revolving credit facilities and $30 million advanced from the NHL.(3) The Company’s deferred revenue obligations as of the end of fiscal 2021 were approximately $146 million, net of billed, but not yet collected deferred revenue, as compared to approximately $133 million as of March 31, 2021. The increase was primarily due to the collection of season ticket deposits, partially offset by the recognition of local and national media rights revenue during the fiscal fourth quarter. The majority of the deferred revenue balance as of year-end was comprised of tickets and suites, which will be addressed through games played and, to the extent necessary, through make-goods, credits and/or refunds, as well as the $30 million from the NBA that was provided in the fiscal second quarter.

(3)

All borrowings under the 2021 Rangers NHL Advance Agreement bear interest at 3.0% annually and are classified as current debt on the balance sheet as they are payable to the NHL upon demand. It is expected that the advancement amount will be set off against funds that would otherwise be paid, distributed or transferred by the NHL to the Rangers.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams - the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers - the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) deferred rent expense under the Arena License Agreements with Madison Square Garden Entertainment Corp., (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, and (vi) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company’s operating performance.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 1098034

Conference call replay number is 855-859-2056 / Conference ID Number 1098034 until August 26, 2021

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$146,902	$(6,960)	$415,721	$603,319
Direct operating expenses (credit)	98,933	(17,620)	281,890	359,970
Selling, general and administrative expenses	67,992	53,392	206,700	319,675
Depreciation and amortization	734	2,202	5,574	17,540

Operating loss	(20,757)	(44,934)	(78,443)	(93,866)
Other income (expense):
Interest income	23	9	32	700
Interest expense	(3,146)	(2,221)	(10,561)	(4,461)
Miscellaneous expense, net	(110)	(105)	(346)	(421)

Loss from continuing operations before income taxes	(23,990)	(47,251)	(89,318)	(98,048)
Income tax benefit (expense)	73,146	(31,725)	73,421	(20,593)

Income (loss) from continuing operations	49,156	(78,976)	(15,897)	(118,641)
Loss from discontinued operations, net of taxes	—	(504)	—	(90,222)

Net income (loss)	49,156	(79,480)	(15,897)	(208,863)
Less: Net loss attributable to nonredeemable noncontrolling interests from continuing operations	(464)	(642)	(1,943)	(2,342)
Less: Net loss attributable to redeemable noncontrolling interests from discontinued operations	—	(162)	—	(24,013)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(157)	—	(120)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$49,620	$(78,519)	$(13,954)	$(182,388)

Basic
Continuing operations	$2.05	$(3.26)	$(0.58)	$(4.86)
Discontinued operations	$—	$(0.01)	$—	$(2.76)

Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$2.05	$(3.27)	$(0.58)	$(7.62)

Diluted
Continuing operations	$2.03	$(3.26)	$(0.58)	$(4.86)
Discontinued operations	$—	$(0.01)	$—	$(2.76)

Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$2.03	$(3.27)	$(0.58)	$(7.62)

Basic weighted-average number of common shares outstanding	24,157	24,025	24,129	23,942
Diluted weighted-average number of common shares outstanding	24,422	24,025	24,129	23,942

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•	Deferred rent. This adjustment eliminates the impact of the non-cash portion of rent expense associated with the Arena License Agreements with MSG Entertainment.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.

•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s workforce reduction in August 2020.

•	Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to the CLG acquisition.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating loss	$(20,757)	$(44,934)	$(78,443)	$(93,866)
Deferred rent	10,025	—	28,305	—
Depreciation and amortization (1)	734	2,202	5,574	17,540
Share-based compensation	4,244	9,134	30,437	48,693
Restructuring charges	(47)	—	1,597	—
Other purchase accounting adjustments	—	17	—	167

Adjusted operating loss	$(5,801)	$(33,581)	$(12,530)	$(27,466)

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$64,902	$77,852
Restricted cash	7,134	12,821
Accounts receivable, net	74,197	7,403
Net related party receivables	6,420	135
Prepaid expenses	16,724	20,634
Other current assets	15,869	9,433
Total current assets	185,246	128,278
Property and equipment, net	35,716	39,597
Right-of-use lease assets	703,521	718,051
Amortizable intangible assets, net	1,695	2,754
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Deferred income tax assets, net	15,943	—
Other assets	28,719	6,019

Total assets	$1,309,939	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	June 30,
	2021	2020
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$2,226	$2,301
Net related party payables	17,089	17,952
Debt	30,000	—
Accrued liabilities:
Employee related costs	90,269	71,451
Other accrued liabilities	55,718	33,071
Operating lease liabilities, current	41,951	39,131
Deferred revenue	131,025	126,348

Total current liabilities	368,278	290,254
Long-term debt	355,000	350,000
Operating lease liabilities, noncurrent	691,152	679,053
Defined benefit obligations	6,283	7,014
Other employee related costs	57,740	50,027
Deferred tax liabilities, net	—	57,721
Deferred revenue, noncurrent	31,603	2,014
Other liabilities	1,749	1,150

Total liabilities	1,511,805	1,437,233

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,587 and 19,466 shares outstanding as of June 30, 2021 and 2020, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2021 and 2020	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2021 and 2020	—	—
Additional paid-in capital	23,102	5,940
Treasury stock, at cost, 861 and 982 shares as of June 30, 2021 and 2020, respectively	(146,734)	(167,431)
Accumulated deficit	(78,898)	(43,605)
Accumulated other comprehensive loss	(2,027)	(2,139)

Total Madison Square Garden Sports Corp. stockholders’ equity	(204,308)	(206,986)
Nonredeemable noncontrolling interests	2,442	3,551

Total equity	(201,866)	(203,435)

Total liabilities and equity	$1,309,939	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	June 30,
	2021	2020(1)
Net cash provided by (used in) operating activities	$(35,326)	$3,568
Net cash used in investing activities	(466)	(514,863)
Net cash provided by (used in) financing activities	17,155	(520,588)
Effect of exchange rates on cash, cash equivalents and restricted cash	—	4,655

Net decrease in cash, cash equivalents and restricted cash	(18,637)	(1,027,228)

Cash, cash equivalents and restricted cash from continuing operations, beginning of period	90,673	25,836
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	1,092,065

Cash, cash equivalents and restricted cash at beginning of period	90,673	1,117,901

Cash, cash equivalents and restricted cash from continuing operations, end of period	72,036	90,673
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	—

Cash, cash equivalents and restricted cash at end of period	$72,036	$90,673

(1)

The selected cash flow information for the twelve months ended June 30, 2020 includes results related to the MSG Entertainment business segment and the sports booking business previously owned and operated by the Company through its MSG Sports business segment through the MSG Entertainment spin-off date (April 17, 2020). These results have been classified as discontinued operations and, as permitted under ASU 2014-08, the Company has elected not to adjust the consolidated statement of cash flows for the twelve months ended June 30, 2020 to exclude cash flows attributable to discontinued operations.